FOR IMMEDIATE RELEASE
CONTACT: NIGEL EKERN
         (203) 428-2000

              NASDAQ LISTING QUALIFICATIONS PANEL AGREES TO FURTHER
             EXTENSION OF DEADLINE FOR DELISTING CLARUS SECURITIES

Stamford, Connecticut - September 20, 2004 - Clarus Corporation (Nasdaq:CLRS)
today announced that Nasdaq notified the Company today of the Nasdaq Listing
Qualifications Panel's (the "Panel") decision that, pursuant to the Company's request, the Company's securities would continue to remain listed on the Nasdaq
National Market through September 30, 2004, and, provided the Company meets certain conditions set forth in the Panel's decision, until November 10, 2004.
The decision follows the Company's appeal to the Panel of the previously disclosed determination of the Nasdaq Listing Qualification Staff (the "Staff")
that, based upon the Staff's discretionary authority granted by Nasdaq
Marketplace Rules 4300 and 4330(a)(3), the Company's securities would be delisted on September 8, 2004, unless, among other requirements, on or before
September 8, 2004, the Company submitted to Nasdaq a copy of a definitive agreement for the acquisition of an operating entity and consummation of the acquisition on or before September 15, 2004. While the Panel believed the
Company is a "public shell," the Panel acknowledged "the Company's plan to acquire an operating business within the very near term, which [the Panel]
believed would alleviate those concerns associated with the continued listing of public shells on [Nasdaq]." However, the Company believed the Panel's deadlines for submitting an acquisition agreement to Nasdaq and completing an acquisition were impractical and the Company made a formal request to the Panel to extend those dates to September 30, 2004 and November 10, 2004, respectively. After reviewing the Company's request, the Panel has determined to extend the deadlines allowing the Company's securities to remain listed on Nasdaq provided that, among other requirements, on or before September 30, 2004, the Company submits to Nasdaq a copy of a definitive agreement for the acquisition of an operating entity and on or before November 10, 2004, consummates the acquisition.

"We are pleased that the Panel has reconsidered its original deadlines," said
Warren B. Kanders, the Company's Executive Chairman of the Board. "The Company
is continuing its efforts to negotiate a transaction to redeploy the Company's assets and use its substantial cash and net operating loss carry-forward to enhance stockholder value through consummation of a significant acquisition,"
continued Mr. Kanders. However, there is no assurance that the Company will be able to execute a definitive agreement or consummate a transaction to meet
Nasdaq's revised deadlines. In the event the Company's securities are delisted, if and when a suitable transaction is consummated, the Company intends to list its securities on an appropriate national exchange.

This press release contains forward-looking statements within the meaning of the
Securities Act of 1933 and the Securities Exchange Act of 1934. Information in
this release includes Clarus' beliefs, expectations, intentions and strategies regarding Clarus and its future. Assumptions relating to the forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks including our inability to execute successfully our planned effort to redeploy our assets to enhance stockholder value. All forward-looking statements contained in this release are based on information available to Clarus as of the date of this release and Clarus assumes no obligation to update the forward-looking statements contained herein.